As filed with the Securities and Exchange Commission on September 3, 2004.

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                Sun Bancorp, Inc.
                           --------------------------
             (Exact name of Registrant as specified in its charter)

           New Jersey                                           52-1382541
-------------------------------                              ----------------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                226 Landis Avenue
                           Vineland, New Jersey 08360
           ---------------------------------------------------------
                    (Address of principal executive offices)

                Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan
           ---------------------------------------------------------
                            (Full Title of the Plan)

                                  Dan A. Chila
                             Chief Financial Officer
                                226 Landis Avenue
                           Vineland, New Jersey 08360
                                 (856) 691-7700
           ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               Richard Fisch, Esq.
                              Evan M. Seigel, Esq.
                            Malizia Spidi & Fisch, PC
                           1100 New York Avenue, N.W.
                                 Suite 340 West
                             Washington, D.C. 20005
                                 (202) 434-4660
           ---------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                              CALCULATION OF REGISTRATION FEE

===================================================================================================================
       Title of                                  Proposed Maximum       Proposed Maximum
     Securities to           Amount to be            Offering          Aggregate Offering   Amount of Registration
     be Registered          Registered (1)      Price Per Share(1)          Price (1)             Fee (1)
     -------------          --------------      ------------------          ---------             -------
Common Stock
$1.00 par value             450,000 shares            $22.22               $9,999,000            $1,266.87
per share

(1) The maximum number of shares of Common Stock issuable upon awards to be granted under the Sun Bancorp, Inc. 2004 Stock- Based Incentive Plan consists of 450,000 shares, which are being registered under this Registration Statement and for which a registration fee is being paid. Additionally, an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) The 450,000 shares are being registered based upon the average of the high and low prices of the Common Stock of the Registrant as reported on the Nasdaq National Market on September 1, 2004, of $22.22 per share for a total offering of $9,999,000.

         This Registration Statement shall become effective automatically upon the date of filing, in accordance with Section 8(a) of the Securities Act of 1933 ("1933 Act") and Rule 462 of the 1933 Act.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information. *
------

Item 2.  Registrant Information and Employee Plan Annual Information. *
------

         *This Registration Statement relates to the registration of 450,000 shares of Sun Bancorp, Inc. (the "Company" or "Registrant") common stock, $1.00 par value per share (the "Common Stock") issuable to employees, officers and directors of the Registrant or its subsidiary as compensation for services in accordance with the Sun Bancorp, Inc. 2004 Stock Based Incentive Plan under which 450,000 shares are issuable, the "Plan". Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.
------

         The Company became subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") on June 28, 1996 and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The following documents filed by the Company are incorporated in this Registration Statement by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

         (d) Current Report on Form 8-K, filed on March 22, 2004;

         (e) The Company's Form S-4, filed on April 13, 2004;

         (f) Current Report on Form 8-K, filed on April 21, 2004;

         (g) Current Report on Form 8-K, filed on April 21, 2004;

         (h) The Company's Form S-4/A, filed on April 29, 2004;

         (i) Current Report on Form 8-K, filed on June 14, 2004;

         (j) Current Report on Form 8-K, filed on July 9, 2004;

         (k) Current Report on Form 8-K, filed on July 20, 2004;

         (l) Current Report on Form 8-K, filed on July 20, 2004; and

         (m) The description of the Company's securities as contained in the Company's Registration Statement on Form 8-A, as filed with the Commission on June 28, 1996.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.
------

         Not Applicable

Item 5.  Interests of Named Experts and Counsel.
------

         Not Applicable

Item 6.  Indemnification of Directors and Officers.
------

         Section 14A:3-5 of the New Jersey Business Corporation Act describes those circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as such.

         Article VI of the Bylaws of the Company, require indemnification of directors, officers, employees or agents of the Company to the full extent permissible under New Jersey law.

         The registrant believes that these provisions assist the registrant in, among other things, attracting and retaining qualified persons to serve the registrant and its subsidiary. However, a result of such provisions could be to increase the expenses of the registrant and effectively reduce the ability of stockholders to sue on behalf of the registrant because certain suits could be barred or amounts that might otherwise be obtained on behalf of the registrant could be required to be repaid by the registrant to an indemnified party.

         Under a directors' and officers' liability insurance policy, directors and officers of the Company are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

         The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by the person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions of the Articles of Incorporation or the Bylaws.

         Additionally, the Company has in force two directors and officers liability policies for claims directly against directors and officers and for claims where the Company is required to indemnify directors and officers. The first policy is underwritten by Fidelity and Deposit Company of Maryland with a $15.0 million aggregate limit of liability and an aggregate deductible of $150,000 per loss. The second policy is underwritten by Gulf Insurance Company with a $5.0 million aggregate limit of liability in excess of the first $15 million, with no additional deductible.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("1933 Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.
------

         Not Applicable

Item 8.  Exhibits.
------

         For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

Item 9.  Undertakings.
------

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3)  of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vineland in the State of New Jersey, on the 2nd day of September, 2004.

                                 SUN BANCORP, INC.


                                 By: /s/Thomas A. Bracken
                                        ----------------------------------------
                                        Thomas A. Bracken
                                        President and Chief Executive Officer
                                        (Duly Authorized Representative)



                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Sun Bancorp, Inc., do hereby severally constitute and appoint Thomas A. Bracken as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Thomas A. Bracken may deem necessary or advisable to enable Sun Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with the Registration Statement on Form S-8 relating to the registrant, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, this Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Thomas A. Bracken shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

s/Bernard A. Brown               /s/Thomas A. Bracken
---------------------            -----------------------------------------------
Bernard A. Brown                 Thomas A. Bracken
Chairman of the Board            President, Chief Executive Officer and Director
                                 (Principal Executive Officer)

Date: August 11, 2004            Date: September 2, 2004

/s/Sidney R. Brown                  /s/Dan A. Chila
------------------------            --------------------------------------------
Sidney R. Brown                     Dan A. Chila
Vice Chairman, Treasurer            Executive Vice President and Chief Financial
and Secretary                       Officer
                                    (Principal Accounting Officer)

Date: September 2, 2004             Date: September 2, 2004



/s/Ike Brown                        /s/Jeffrey S. Brown
------------------------            --------------------------------------------
Ike Brown                           Jeffrey S. Brown
Director                            Director

Date: September 17, 2004            Date: September 2, 2004


/s/Peter Galetto, Jr.
------------------------            --------------------------------------------
Peter Galetto, Jr.                  Linwood C. Gerber
Director                            Director

Date: August 12, 2004               Date:



/s/Douglas J. Heun                  /s/Anne E. Koons
------------------------            --------------------------------------------
Douglas J. Heun                     Anne E. Koons
Director                            Director

Date: August 11, 2004               Date: September 2, 2004



                                    /s/Alfonse M. Mattia
------------------------            --------------------------------------------
Vito J. Marseglia                   Alfonse M. Mattia
Director                            Director

Date:                               Date: September 2, 2004


/s/George A. Pruitt                 /s/Anthony Russo, III
------------------------            --------------------------------------------
George A. Pruitt                    Anthony Russo, III
Director                            Director

Date:                               Date: August 11, 2004

/s/Edward H. Salmon                 /s/John D. Wallace
------------------------            --------------------------------------------
Edward H. Salmon                    John D. Wallace
Director                            Director

Date: August 11, 2004               Date: September 2, 2004



/s/Audrey S. Oswell                 /s/Charles P. Kaempffer
------------------------            --------------------------------------------
Audrey S. Oswell                    Charles P. Kaempffer
Director                            Director

Date: September 2, 2004             Date: August 13, 2004



/s/Eli Kramer                       /s/Howard M. Schoor
------------------------            --------------------------------------------
Eli Kramer                          Howard M. Schoor
Director                            Director

Date: September 2, 2004             Date: September 2, 2004

                                INDEX TO EXHIBITS



      Exhibit                         Description
      -------                         -----------


          4.1  Sun Bancorp, Inc. 2004 Stock-Based Incentive Plan


          4.2 Form of Stock Option Agreement to be entered into with respect to Stock Options under the Plan


          4.3  Form of Restricted Stock Award Agreement


          4.4  Form of Stock Award Tax Notice


          5.1 Opinion of Malizia Spidi & Fisch, PC as to the validity of the Common Stock being registered


          23.1 Consent of Malizia Spidi & Fisch, PC (appears in their opinion filed as Exhibit 5.1)


          23.2 Consent of Deloitte & Touche LLP


          24 Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein